UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

ROBERT S. TAUBMAN

PARAG VORA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 15, 2013, OTK Associates issued the following press release:

OTK ASSOCIATES RELEASES NEW LETTER TO

MORGANS HOTEL GROUP STOCKHOLDERS

Remains Committed to Proxy Contest and Invalidating Yucaipa Transactions in Court

New York, NY – April 15, 2013 – OTK Associates LLC, the largest stockholder of Morgans Hotel Group Co. (Nasdaq: MHGC) with 13.9% of the outstanding common stock of the company, today released the following open letter to Morgans stockholders.

Dear Fellow Stockholder:

We are pleased, as are many of you, that Morgans has delayed the closing of its rights offering at our urging. This decision, however, falls short of a total remedy for this troubling transaction. The board’s decision to retreat from its earlier announcement scheduling the rights offering subscription prior to the record date for the annual stockholders meeting only underscores the disingenuous nature of their initial proposal. OTK will continue to ask the Delaware Chancery Court to fully invalidate and rectify the Yucaipa transactions.

There is now no reason for the board to delay an immediate reinstatement of the original record date of March 22nd. By doing so it will:

1)	Assure stockholders will be entitled to rightfully vote their shares held at the time a credible slate of nominees was put forward;

2)	Retire any concerns regarding its attempt to place shares in friendly hands prior to a vote; and

3)	Allow stockholders to know who will be serving their interests as directors before requiring them to spend money to avoid being coercively diluted.

Additionally, we request that Mr. Burkle, as a director with fiduciary duties to the stockholders, waive the egregious $9 million break-up fee payable in the event the special committee changes its recommendation or the board withdraws approval of the transactions. We call on you, our fellow stockholders, to voice your similar expectations to the board and Yucaipa. The break-up penalty serves only to prevent the board, its special committee and all interested parties from pursuing a true market check. Further, voluntary removal of the break-up fee will allow the opportunity for a newly elected board to evaluate the transaction without being held hostage to previously negotiated insider dealings.

Stockholders should be aware that Morgan’s April 9, 2013, press release misrepresents a number of facts in what appears to us to be an increasingly desperate effort to grasp for any remaining public support. Sadly this effort, now involving the services of five separate law firms representing directors and management, is burning cash at an exorbitant rate. This waste of funds is of course especially painful for a small capitalization company like Morgans, already operating at a net loss due to outsized overhead. This will only be exacerbated by the swap of its two highest cash flowing assets. We call on the current board as fiduciaries to place stockholders’ interests ahead of their own ongoing attempts at self-preservation.

In an effort to keep this proxy process focused on facts, stockholders should be aware of the following:

•

The Morgans board has provided no evidence that it allowed a competitive process to be completed in earnest for its most key asset, the Delano, before deciding to swap it with an affiliate of its largest creditor, a party directly related to three of the directors on the board. As such, OTK has serious reservations about the commitment of the board’s and special committee’s efforts to maximize value. The same concern applies to the Light Group transaction included in the swap.

•

The size and timing of the Yucaipa transactions is illogical given Morgans’ depressed stock price, trading at a discount to net asset value, and is highly suspect given OTK’s concurrent nomination of an alternative board slate. As a result of Yucaipa’s privileged exclusion from the company’s poison pill, giving solely Yucaipa the ability to acquire up to 32% of the company’s outstanding shares, Yucaipa stands to benefit disproportionately from any future improvements at the company.

•

Morgans agreed to indemnify Yucaipa up to $15 million for breaches of the exchange agreement, including items relating to authorization, which we believe was defective. Like the $9 million breakup fee, this number is significant for a company and transaction of this size.

•

Contrary to Morgans’ April 9, 2013, press release, OTK was never formally offered an opportunity to backstop the rights offering, and OTK is not aware of anyone other than Yucaipa being formally offered a similar opportunity at competitive terms. We would welcome time-stamped written proof to the contrary.

•

According to the company’s April 1, 2013, announcement, the proposed rights offering will increase the cash balance of the company by approximately $65 million, leaving the board with a blank check of approximately $71 million in cash to pursue growth. However, seven assets previously acquired or developed under approval of the board have since been impaired, are in restructuring or have resulted in terminated management contracts. Included on that list are the Ames in Boston, the Gale in Miami Beach, the Hard Rock Casino in Las Vegas, the Mondrian in Marrakech, The Mondrian SoHo in New York, the Mondrian South Beach in Miami Beach and the San Juan Water and Beach Club in Puerto Rico. Additionally, since 2011, the current board and management have overseen increased G&A costs, outsized compensation and employment agreements that bear no relation to performance. If 2012 is any indication, the $71 million will more likely be burned to fund management’s outsized compensation and employment agreements, than used to sustainably grow operating cash flows and earnings.

•

Morgan’s rush to complete the Yucaipa transactions amid a legitimate ongoing proxy contest, and attempt to retroactively alter both the record and annual meeting dates, is a clear indication of a primary desire to entrench and benefit management and the board at the expense of stockholders.

•

Furthermore, Morgans’ prior statements about its immediate need for the cash generated by the rights offering appear disingenuous. The speed with which Morgans abandoned its original timeline is a clear indication the company did not face liquidity constraints requiring it to close the offering prior to the annual meeting. Morgans’ April 9, 2013 press release destroys any argument that the rights offering was on a “short fuse.” The press release confidently projects that the rights offering will close in June 2013.

•

This transaction unnecessarily accelerates debt repayments while divesting large portions of company cash flow. The board is choosing to retire Mr. Burkle’s convertible security due until October 2014, which costs Morgans a mere 2.375% coupon. Additionally, Mr. Burkle’s preferred security is non-cash paying and doesn’t become prohibitively costly until October 2016. In essence, the board has 18 to 36 months to evaluate and pursue alternative financing arrangements that do not require swapping valuable assets at below market prices to retire debt. We believe both the convertible and preferred securities today represent a cheaper cost of capital than what current management could secure in the capital markets. At the same time, the transaction calls for the issuing of an additional 52% of equity at depressed prices. We believe, under the direction of a new board with superior industry and capital markets experience, this equity could be meaningfully higher priced between now and key maturity dates.

•

Morgans’ April 9, 2013, press release states clearly that the board began contemplating the asset swap with Yucaipa 15 months ago. Interestingly, only 16 months ago the company acquired its 90% interest in The Light Group. It seems strange that a mere one month after this purchase the company began pursuing a sale of the asset to a company controlled by an insider with long-standing ties to The Light Group’s principals (one of whom became a director following the deal).

OTK is a partnership of families deeply involved in the real estate and lodging sectors, with a demonstrated industry track record of creating value. OTK acquired its position in Morgans more than five years ago and has sold no shares since that time. Following this period of closely observing Morgans’ management, operations and board, OTK views it impossible to effect sweeping and necessary change at the company without replacing substantially all of the current board.

OTK calls on the board to put an end to its wasteful cash burn in pursuit of reelection by doing the following:

•	Demand Yucaipa waive its termination fee;

•	Terminate the Yucaipa transactions;

•	Proceed with the original meeting date and record date; and

•	Following the election of a new board at the annual meeting, pursue arms-length transactions that addresses the debt overhang responsibly while maximizing the full value of its salable assets.

If elected, OTK’s slate will take immediate action to refocus the company on its core business, profitably extend its collection of world recognized brands and right-size its operating cost structure. Members of this slate of nominees possess the specific industry experience, financial sophistication and operating relationships to do what this management and board clearly cannot: turn Morgans into a growing cash flow generative hotel company.

We ask for your support in electing directors committed to stabilizing the company and maximizing its value.

If you have questions, we urge you to call our proxy solicitors, Okapi Partners LLC, toll-free at (877) 869-0171. You may also email questions to info@okapipartners.com

Sincerely,

/s/ OTK Associates, LLC

OTK Associates, LLC

Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 1.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM.

EXHIBIT 1

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests
OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	None	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	None
Michael Olshan	4,500,000 common shares*
Robert S. Taubman	4,500,000 common shares*
Parag Vora	None

*	Mr. Olshan and Mr. Taubman are managers of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and Mr. Taubman. As a result, Mr. Olshan and Mr. Taubman may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.